UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.   )*

Palantir Technologies Inc.
(Name of Issuer)

Class A common stock, par value $0.001 per share
(Title of Class of Securities)

69608A 10 8
(CUSIP Number)

December 31, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐   Rule 13d-1(b)
☐   Rule 13d-1(c)
☒   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
PT Ventures, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,209,974(1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
4,209,974(1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,209,974(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3%(2)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) 1,644,373 shares of Class A Common Stock held by the reporting person and (b) 2,565,601 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.

(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Clarium L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
9,773,157(1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
9,773,157(1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,773,157(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 1,954,631 shares of Class A Common Stock held by the reporting person and (b) 7,818,526 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.

(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Clarium Capital Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
9,773,157(1)(2)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
9,773,157(1)(2)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,773,157(1)(2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7%(3)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) 1,954,631 shares of Class A Common Stock held by Clarium L.P. and (b) 7,818,526 shares of Class B Common Stock held by Clarium L.P.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2)  The reporting person is the general partner of Clarium L.P. and may be deemed to beneficially own the shares held by such partnership.
(3) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
STS Holdings II LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
3,018,890(1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
3,018,890(1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,018,890 (1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%(2)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) 268,840 shares of Class A Common Stock held by the reporting person and (b) 2,750,050 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Rivendell 7 LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
97,851,188(1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
97,851,188(1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
97,851,188(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.6%(2)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes 97,851,188 shares of Class A Common Stock held by the reporting person.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Rivendell 25 LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
3,016,448(1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
3,016,448(1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,016,448(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%(2)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) 53,487 shares of Class A Common Stock held by the reporting person and (b) 2,962,961 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
6,944,440(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
6,944,440 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,944,440 (1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes 6,944,440 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
6,944,440(1)(2)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
6,944,440(1)(2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,944,440(1)(2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%(3)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes 6,944,440 shares of Class B Common Stock held by The Founders Fund, LP.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) The reporting person is the general partner of The Founders Fund, LP and may be deemed to beneficially own the shares held by such partnership.
(3) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund II, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
39,460,660(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
39,460,660(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,460,660(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.6%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 38,229 shares of Class A Common Stock held by the reporting person and (b) 39,422,431 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund II Entrepreneurs Fund, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,192,932(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,192,932(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,192,932(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 1,157 shares of Class A Common Stock held by the reporting person and (b) 1,191,775 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund II Principals Fund, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,951,304(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,951,304(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,951,304(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 1,891 shares of Class A Common Stock held by the reporting person and (b) 1,949,413 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund II Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
42,604,896(1)(2)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
42,604,896(1)(2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
42,604,896(1)(2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.8%(3)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) an aggregate of 41,277 shares of Class A Common stock held by The Founders Fund II, LP, The Founders Fund II Entrepreneurs Fund, LP and The Founders Fund II Principals Fund, LP and (b) an aggregate of 42,563,619 shares of Class B Common stock held by The Founders Fund II, LP, The Founders Fund II Entrepreneurs Fund, LP and The Founders Fund II Principals Fund, LP.  Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) The reporting person is the general partner of each of The Founders Fund II, LP, The Founders Fund II Entrepreneurs Fund, LP and The Founders Fund II Principals Fund, LP. and may be deemed to beneficially own the shares held by such partnerships.
(3) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund III, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
32,212,419(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
32,212,419(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
32,212,419(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.1%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 91 shares of Class A Common Stock held by the reporting person and (b) 32,212,328 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund III Entrepreneurs Fund, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
588,416(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
588,416(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
588,416(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 2 shares of Class A Common Stock held by the reporting person and (b) 588,414 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund III Principals Fund, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
11,440,915(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
11,440,915(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,440,915(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.8%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 33 shares of Class A Common Stock held by the reporting person and (b) 11,440,882 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund III Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
44,241,750(1)(2)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
44,241,750(1)(2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
44,241,750(1)(2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.9%(3)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) an aggregate of 126 shares of Class A Common Stock held by The Founders Fund III, LP, The Founders Fund III Entrepreneurs Fund, LP and The Founders Fund III Principals Fund, LP and (b) an aggregate of 44,241,624 shares of Class B Common Stock held by The Founders Fund III, LP, The Founders Fund III Entrepreneurs Fund, LP and The Founders Fund III Principals Fund, LP.  Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) The reporting person is the general partner of each of The Founders Fund III, LP, The Founders Fund III Entrepreneurs Fund, LP and The Founders Fund III Principals Fund, LP. and may be deemed to beneficially own the shares held by such partnerships.
(3) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund IV, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
13,697,311(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
13,697,311(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,697,311(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.9%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 13,160,866 shares of Class B Common Stock held by the reporting person and (b) 536,445 shares of Class B Common Stock issuable upon exercise of warrants that are fully vested and exercisable by the reporting person within sixty days of December 31, 2020.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund IV Principals Fund, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
4,396,891(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
4,396,891(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,396,891(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3%(2)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 4,224,690 shares of Class B Common Stock held by the reporting person and (b) 172,201 shares of Class B Common Stock issuable upon exercise of warrants that are fully vested and exercisable by the reporting person within sixty days of December 31, 2020.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund IV Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
18,094,202(1)(2)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
18,094,202(1)(2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,094,202(1)(2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2%(3)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) an aggregate of 17,385,556 shares of Class B Common Stock held by The Founders Fund IV, LP, and The Founders Fund IV Principals Fund, LP and (b) an aggregate of 708,646 shares of Class B Common Stock issuable upon exercise of warrants that are fully vested and exercisable by The Founders Fund IV, LP and The Founders Fund IV Principals Fund, LP within sixty days of December 31, 2020.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) The reporting person is the general partner of each of The Founders Fund IV, LP and The Founders Fund IV Principals Fund, LP and may be deemed to beneficially own the shares held by such partnerships.
(3) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
FF Pathfinder VI, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
3,915(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
3,915(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,915(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%(2)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) 24 shares of Class A Common Stock held by the reporting person and (b) 3,891 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
The Founders Fund VI Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
3,915(1)(2)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
3,915(1)(2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,915(1)(2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%(3)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) 24 shares of Class A Common Stock held by FF Pathfinder VI, LLC and (b) 3,891 shares of Class B Common Stock held by FF Pathfinder VI, LLC.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) The reporting person is the managing member of FF Pathfinder VI, LLC and may be deemed to beneficially own the shares held by such limited liability company.
(3) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Mithril PAL-SPV 1, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
19,032,867(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
19,032,867(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,032,867(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%(2)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) 14,530,420 shares of Class A Common Stock held by the reporting person and (b) 4,502,447 shares of Class B Common Stock issuable upon exercise of warrants that are fully vested and exercisable by the reporting person within sixty days of December 31, 2020.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Mithril LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
19,032,867(1)(2)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
19,032,867(1)(2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,032,867(1)(2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%(3)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 14,530,420 shares of Class A Common Stock held by Mithril PAL-SPV 1, LLC and (b) 4,502,447 shares of Class B Common Stock issuable upon exercise of warrants that are fully vested and exercisable by Mithril PAL-SPV 1, LLC within sixty days of December 31, 2020.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) The reporting person is the sole member of Mithril PAL-SPV 1, LLC and may be deemed to beneficially own the shares held by such limited liability company.
(3) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Mithril GP LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
19,032,867(1)(2)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
19,032,867(1)(2)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,032,867(1)(2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%(3)
12		TYPE OF REPORTING PERSON
PN

(1)  Includes (a) 14,530,420 shares of Class A Common Stock held by Mithril PAL-SPV 1, LLC and (b) 4,502,447 shares of Class B Common Stock issuable upon exercise of warrants that are fully vested and exercisable by Mithril PAL-SPV 1, LLC within sixty days of December 31, 2020.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) The reporting person is the general partner of Mithril LP, the sole member of Mithril PAL-SPV 1, LLC, and may be deemed to beneficially own the shares held by such limited liability company.
(3) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Thiel Capital LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
10,453,972(1)(2)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
10,453,972(1)(2)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,453,972(1)(2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7%(2)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes (a) 680,815 and 1,954,631 shares of Class A Common Stock held by the reporting person and Clarium L.P., respectively, and (b) 7,818,526 shares of Class B Common Stock held by Clarium L.P.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) The reporting person is the sole member of Clarium Capital Management, LLC, the general partner of Clarium L.P., and may be deemed to beneficially own the shares held by such partnership.
(3) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
PLTR Holdings LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
3,276,826(1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
3,276,826(1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,276,826(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%(2)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes 3,276,826 shares of Class A Common Stock held by the reporting person.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
FF4 Investment LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
241,227(1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
241,227(1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
241,227(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%(2)
12		TYPE OF REPORTING PERSON
OO

(1)  Includes 241,227 shares of Class A Common Stock held by the reporting person.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Peter Thiel
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
137,188,574(1)(2)
	6	SHARED VOTING POWER
130,922,070(3)(4)
	7	SOLE DISPOSITIVE POWER
137,523,574(5)(2)
	8	SHARED DISPOSITIVE POWER
130,922,070(3)(4)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
268,445,644(5)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.6%(6)
12		TYPE OF REPORTING PERSON
IN

(1)  Includes (a) 2,088,743 shares of Class A Common Stock held by the reporting person and (b) 13,031,306 shares of Class B Common Stock held by the reporting person.  Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2)  Includes all shares of Class A Common Stock and Class B Common Stock held by PT Ventures, LLC, Clarium L.P., STS Holdings II LLC, Rivendell 7 LLC, Rivendell 25 LLC, Thiel Capital LLC, PLTR Holdings LLC and FF4 Investments LLC.  The reporting person is the managing member of PT Ventures, LLC, the sole beneficial owner of each of STS Holdings II LLC, Rivendell 7 LLC, Rivendell 25 LLC, PLTR Holdings LLC and FF4 Investment LLC, the manager of Thiel Capital LLC, and the President of Clarium Capital Management, LLC, the general partner of Clarium L.P., and may be deemed to beneficially own the shares held by such partnership or limited liability companies.
(3)  Does not include 1,005,000 shares of Class F Common Stock held of record by the voting trust established pursuant to the Voting Trust Agreement entered into among Stephen Cohen, Alexander Karp, the Reporting Person and Wilmington Trust, National Association (the “Voting Trust”), with respect to which the Voting Trust has sole voting power. Shares held in the Voting Trust will be voted by the trustee of the Voting Trust based on the instructions of those of Stephen Cohen, Alexander Karp and the Reporting Person who are then party to a certain voting agreement. Each share of Class F Common Stock is convertible into one share of the Issuer’s Class B Common Stock at the option of the holder and has no expiration date. Each share of Class F Common Stock has a variable number of votes per share. The rights of the holders of Class A Common Stock and Class F Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights, and certain transfer restrictions applicable to the Class F Common Stock.
(4) Includes all shares of Class A Common Stock, Class B Common Stock and warrants to purchase Class B Common Stock held by The Founders Fund, LP, The Founders Fund II, LP, The Founders Fund II Entrepreneurs Fund, LP, The Founders Fund II Principals Fund, LP, The Founders Fund III, LP, The Founders Fund III Entrepreneurs Fund, LP, The Founders Fund III Principals Fund, LP, The Founders Fund IV, LP, The Founders Fund IV Principals Fund, LP, FF Pathfinder VI LLC and Mithril PAL-SPV 1, LLC.  The reporting person is a managing member of each of The Founders Fund Management, LLC, The Founders Fund II Management, LLC,

The Founders Fund III Management, LLC, The Founders Fund IV Management, LLC and The Founders Fund VI Management, LLC, the respective general partners of such partnerships or managing member of such limited liability company, as applicable, and the Chairman of the Investment Committee of Mithril GP LP, the general partner of Mithril LP, the sole member of Mithril PAL-SPV 1, LLC, and may be deemed to beneficially own the shares held by such partnerships or limited liability companies.
(5) Includes (i) the amounts set forth under footnotes (1), (2) and (4) above and (ii) 335,000 shares of Class F Common Stock held in the Voting Trust. The reporting person is a beneficiary of the Voting Trust and has sole dispositive power with respect to 335,000 shares of Class F Common Stock held in the Voting Trust.
(6) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 69608A 10 8
1		NAMES OF REPORTING PERSONS
Luke Nosek
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
93,791,086(1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
93,791,086(1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
93,791,086(1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.0%(2)
12		TYPE OF REPORTING PERSON
IN

(1) Includes all shares of Class A Common Stock and Class B Common Stock held by The Founders Fund, LP, The Founders Fund II, LP, The Founders Fund II Entrepreneurs Fund, LP, The Founders Fund II Principals Fund, LP, The Founders Fund III, LP, The Founders Fund III Entrepreneurs Fund, LP and The Founders Fund III Principals Fund, LP. The reporting person is a managing member of each of The Founders Fund Management, LLC, The Founders Fund II Management, LLC and The Founders Fund III Management, LLC, the respective general partners of such partnerships, and may be deemed to beneficially own the shares held by such partnerships. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A Common Stock at the option of the holder and has no expiration date. Each share of Class A Common Stock has one vote per share and each share of Class B Common Stock has ten votes per share. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to the aforementioned conversion rights and voting rights.
(2) Percentage ownership based on 1,471,832,735 shares of Class A Common Stock of the Issuer outstanding as of November 6, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

Item 1(a).  Name of Issuer:

Palantir Technologies Inc.

Item 1(b).  Address of Issuer’s Principal Executive Offices:

1555 Blake Street, Suite 250
Denver, CO 80202

Item 2(a).  Name of Person Filing

This Statement on Schedule 13G has been filed on behalf of the following persons (each, a “Reporting Person” and collectively, the “Reporting Persons”):

1.	PT Ventures, LLC
2.	Clarium L.P.
3.	Clarium Capital Management, LLC
4.	STS Holdings II LLC
5.	Rivendell 7 LLC
6.	Rivendell 25 LLC
7.	The Founders Fund, LP
8.	The Founders Fund Management, LLC
9.	The Founders Fund II, LP
10.	The Founders Fund II Entrepreneurs Fund, LP
11.	The Founders Fund II Principals Fund, LP
12.	The Founders Fund II Management, LLC
13.	The Founders Fund III, LP
14.	The Founders Fund III Entrepreneurs Fund, LP
15.	The Founders Fund III Principals Fund, LP
16.	The Founders Fund III Management, LLC
17.	The Founders Fund IV, LP
18.	The Founders Fund IV Principals Fund, LP
19.	The Founders Fund IV Management, LLC
20.	FF Pathfinder VI, LLC
21.	The Founders Fund VI Management, LLC
22.	Mithril PAL-SPV 1, LLC
23.	Mithril LP
24.	Mithril GP LP
25.	Thiel Capital LLC
26.	PLTR Holdings LLC
27.	FF4 Investment LLC
28.	Peter Thiel
29.	Luke Nosek

Item 2(b). Address of Principal Business Office or, if none, Residence:

The address of each of The Founders Fund, LP, The Founders Fund Management, LLC, The Founders Fund II, LP, The Founders Fund II Entrepreneurs Fund, LP, The Founders Fund II Principals Fund, LP, The Founders Fund II Management, LLC, The Founders Fund III, LP, The Founders Fund III Entrepreneurs Fund, LP, The Founders Fund III Principals Fund, LP, The Founders Fund III Management, LLC, The Founders Fund IV, LP, The Founders Fund IV Principals Fund, LP, The Founders Fund IV Management, LLC, FF Pathfinder VI, LLC, and The Founders Fund VI Management, LLC is c/o The Founders Fund, One Letterman Drive Building D, Suite 500, San Francisco, California 94129.

The address of Mr. Nosek is 5606 Craggy Point, Austin, Texas 78731.

The address of each of Clarium L.P. and Clarium Capital Management, LLC is c/o Clarium Capital Management, LLC, 9200 Sunset Boulevard, Suite 1110, West Hollywood, California 90069.

The address of each of Thiel Capital LLC and Mr. Thiel is c/o Thiel Capital LLC, 9200 Sunset Boulevard, Suite 1110, West Hollywood, California 90069.

The address of each of Mithril PAL-SPV 1, LLC, Mithril LP, and Mithril GP LP is c/o Mithril Capital Management, LLC, 600 Congress Ave., Suite 3100, Austin, Texas 78701.

The address of each of PT Ventures, LLC, STS Holdings II LLC, Rivendell 7 LLC, Rivendell 25 LLC, PLTR Holdings LLC and FF4 Investment LLC is 1209 Orange Street, Wilmington, Delaware 19801.

Item 2(c).  Citizenship:

See Row 4 of cover page for each Reporting Person.

Item 2(d).  Title of Class of Securities.

Class A common stock, par value $0.001 per share

Item 2(e).  CUSIP Number:

69608A 10 8

Item 3.      If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.      Ownership.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

Item 5.     Ownership of 5 Percent or Less of a Class.

Not applicable.

Item 6.     Ownership of More than 5 Percent on Behalf of Another Person.

Not applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.     Identification and Classification of Members of the Group.

The Reporting Persons are filing this Schedule 13G jointly, but not as members of a group, and each expressly disclaims membership in a group.

Item 9.     Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021	PT VENTURES, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

CLARIUM L.P.

By: Clarium Capital Management, LLC, its General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Manager

CLARIUM CAPITAL MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Manager

STS HOLDINGS II LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

RIVENDELL 7 LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

RIVENDELL 25 LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

THE FOUNDERS FUND, LP

By: The Founders Fund Management, LLC, its General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND II, LP
THE FOUNDERS FUND II ENTREPRENEURS FUND, LP
THE FOUNDERS FUND II PRINCIPALS FUND, LP

By: The Founders Fund II Management, LLC, their General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND II MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND III, LP
THE FOUNDERS FUND III ENTREPRENEURS FUND, LP
THE FOUNDERS FUND III PRINCIPALS FUND, LP

By: The Founders Fund III Management, LLC, their General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND III MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND IV, LP
THE FOUNDERS FUND IV PRINCIPALS FUND, LP

By: The Founders Fund IV Management, LLC, their General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND IV MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

FF PATHFINDER VI, LLC

By: The Founders Fund VI Management, LLC, its Managing Member

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND VI MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

MITHRIL PAL-SPV 1, LLC

By: Mithril LP, its Member

By: Mithril GP LP, its General Partner

By: /s/ Ajay Royan
Name: Ajay Royan
Title: Authorized Signatory

MITHRIL LP

By: Mithril GP LP, its General Partner

By: /s/ Ajay Royan
Name: Ajay Royan
Title: Authorized Signatory

MITHRIL GP LP

By: /s/ Ajay Royan
Name: Ajay Royan
Title: Authorized Signatory

THIEL CAPITAL LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Manager

PLTR HOLDINGS LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

FF4 INVESTMENT LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

/s/ Peter Thiel
Peter Thiel

/s/ Luke Nosek
Luke Nosek

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned individually acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of such person and that subsequent amendments to this statement on Schedule 13G may be filed on behalf of such person without the necessity of filing an additional joint filing agreement.

Dated: February 16, 2021	PT VENTURES, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

CLARIUM L.P.

By: Clarium Capital Management, LLC, its General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Manager

CLARIUM CAPITAL MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Manager

STS HOLDINGS II LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

RIVENDELL 7 LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

RIVENDELL 25 LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

THE FOUNDERS FUND, LP

By: The Founders Fund Management, LLC, its General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND II, LP
THE FOUNDERS FUND II ENTREPRENEURS FUND, LP
THE FOUNDERS FUND II PRINCIPALS FUND, LP

By: The Founders Fund II Management, LLC, their General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND II MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND III, LP
THE FOUNDERS FUND III ENTREPRENEURS FUND, LP
THE FOUNDERS FUND III PRINCIPALS FUND, LP

By: The Founders Fund III Management, LLC, their General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND III MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND IV, LP
THE FOUNDERS FUND IV PRINCIPALS FUND, LP

By: The Founders Fund IV Management, LLC, their General Partner

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND IV MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

FF PATHFINDER VI, LLC

By: The Founders Fund VI Management, LLC, its Managing Member

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

THE FOUNDERS FUND VI MANAGEMENT, LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Managing Member

MITHRIL PAL-SPV 1, LLC

By: Mithril LP, its Member

By: Mithril GP LP, its General Partner

By: /s/ Ajay Royan
Name: Ajay Royan
Title: Authorized Signatory

MITHRIL LP

By: Mithril GP LP, its General Partner

By: /s/ Ajay Royan
Name: Ajay Royan
Title: Authorized Signatory

MITHRIL GP LP

By: /s/ Ajay Royan
Name: Ajay Royan
Title: Authorized Signatory

THIEL CAPITAL LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Manager

PLTR HOLDINGS LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

FF4 INVESTMENT LLC

By: /s/ Peter Thiel
Name: Peter Thiel
Title: Authorized Signatory

/s/ Peter Thiel
Peter Thiel

/s/ Luke Nosek
Luke Nosek